Exhibit 99.1

KIMBALL INTERNATIONAL, INC. REPORTS FOURTH QUARTER AND FISCAL YEAR 2021 RESULTS

— Workplace and Health Markets Delivered 5% Year-over-Year Revenue Growth and Represented Over 80% of Fourth Quarter Revenues —
—Workplace and Health Orders up 33% Year-over-Year, with Continued Momentum into July—
— Gross Margin Expanded 190 bps Sequentially, net of an Inflation-Related LIFO Reserve Adjustment —
— Full Year Cost Savings Ahead of Projections at $22.3 Million —
—Expects Double-Digit Revenue Growth and Sequential Quarterly Gross Margin Expansion in Fiscal 2022—

JASPER, IN (August 4, 2021) - Kimball International, Inc. (NASDAQ: KBAL) today announced results for the fourth quarter and fiscal year ended June 30, 2021.
Selected Financial Highlights:
Fourth Quarter FY 2021
•Net sales of $146.2 million
•Gross margin was 30.6%
•Net income of $7.4 million; Adjusted net income was $2.1 million
•Diluted EPS of $0.20; Adjusted diluted EPS was $0.06
•Adjusted EBITDA of $2.9 million
•Backlog of $141.4 million
Management Commentary

CEO Kristie Juster commented, “Year-over-year revenue growth in our Workplace and Health markets, which accounted for over 80% of total fourth quarter revenues, and robust growth of 33% in orders from those markets are strong indications of the post-pandemic recovery that is underway in our business. In fact, our revenues and orders increased progressively throughout the fourth quarter, reflecting positive momentum that has continued into July.

“As anticipated, our Health market has been the first to ramp up as we emerge from the COVID crisis. Our strategic investments in a comprehensive go-to-market strategy, together with our product innovations and focus on large hospital system customers have enabled us to gain additional traction in this dynamic arena throughout much of the past fiscal year. In Workplace, the market recovery has progressed at a steady pace aligned with the re-opening of offices. In the fourth quarter, we experienced a 27% year-over-year increase in Workplace orders across most key verticals, led by Commercial and Education, and we are pleased to report that the 26% sequential increase in Workplace orders featured a considerable increase in demand for Poppin products.

“Gross margin expanded sequentially by 190 basis points in the fourth quarter but was below our expectations, with most of the shortfall caused by an inflation-related increase in our LIFO reserve charge that reduced our reported fourth quarter margin by 150 basis points year-over-year. The price increase we implemented in March served to partially offset higher raw material and logistics costs, and we recently announced a price increase effective in October that should further mitigate the inflation impact. These actions will benefit upcoming quarters as volumes build, setting up a return to our historical gross margin levels. Additionally, we continue to closely manage our costs in serving the Hospitality market, where we do not expect to see sequential improvement until the end of fiscal 2022.

“In fiscal 2021, we exceeded our projections by generating $22.3 million in cost savings through the implementation of our Connect 2.0 strategy, facility optimization programs and our ongoing operational excellence initiatives. These savings have enabled us to manage effectively through the downturn, creating sustainable efficiency gains, and have provided additional resources to invest in future growth.”

Overview

Fourth Quarter Fiscal 2021 Results

Consolidated net sales were $146.2 million, compared to $156.1 million in the prior year fourth quarter. Organic net sales were $133.7 million. Gross margin of 30.6% reflected an inflation-related increase in the LIFO reserve charge, as well as higher domestic and ocean freight costs, raw material inflation, and the loss of leverage on a lower revenue base. Selling and administrative expenses (S&A) of $49.2 million increased $7.6 million compared to the prior year partially related to our acquisition of Poppin. Adjusted S&A was $46.5 million or 31.8% of net sales, compared to $39.9 million or 25.5% of net sales in last year’s fourth quarter. Our transformation plan yielded cost savings of $5.5 million in the fourth quarter. Net income was $7.4 million, or $0.20 per diluted share, inclusive of an after-tax contingent earn-out gain of $8.6 million, as well as intangible amortization expense and acquisition-related and restructuring charges. In last year’s fourth quarter, the company reported earnings per diluted share of $0.25. For the quarter, adjusted net income and adjusted earnings per share were $2.1 million, and $0.06 per diluted share, respectively. Adjusted EBITDA for the quarter was $2.9 million compared to $19.1 million in the year ago quarter.

The Company ended the fourth quarter in a strong financial position, with $107.6 million in short-term liquidity available, which includes cash, cash equivalents, plus the unused amount of our credit facility.

Fiscal Year 2021 Results

Fiscal year 2021 net sales were $569.0 million, compared to $727.9 million a year ago. Organic net sales in fiscal year 2021 were $544.9 million. Gross margin of 32.1% reflected an inflation-related increase in the LIFO reserve charge, as well as higher domestic and ocean freight costs, raw material inflation, and the loss of leverage on a lower revenue base. S&A of $181.8 million decreased $6.1 million compared to the prior year. Adjusted S&A was $170.6 million or 30.0% of net sales, compared to $186.6 million or 25.6% of net sales in fiscal 2020. Our transformation plan yielded cost savings of $22.3 million in fiscal 2021. Net income for fiscal year 2021 was $7.4 million, or $0.20 per diluted share, inclusive of an after-tax contingent earn-out gain of $8.6 million, as well as restructuring expense, intangible amortization expense, and acquisition-related costs. Fiscal year 2020 net income was $41.1 million, or $1.11 per diluted share, inclusive of restructuring expense. Adjusted net income in fiscal 2021 was $13.0 million, or $0.35 per diluted share, compared to $47.9 million, or $1.29 per diluted share in the prior year. Fiscal year 2021 adjusted EBITDA was $29.7 million, or 5.2% of net sales, compared to fiscal year 2020 adjusted EBITDA of $81.3 million, or 11.2% of net sales.

Capital expenditures for fiscal year 2021 were $19.5 million. Kimball International returned $16.8 million to shareholders in the form of dividends and share repurchases in fiscal 2021.

Net Sales by End Market
	Three Months Ended			Fiscal Year Ended
(Unaudited)	June 30,			June 30,
(Amounts in Millions)	2021	2020	% Change	2021	2020	% Change
Workplace	$92.7	$91.0	2%	$354.3	$435.4	(19%)
Health	25.1	21.6	16%	97.3	108.9	(11%)
Hospitality	28.4	43.5	(35%)	117.4	183.6	(36%)
Total Net Sales	$146.2	$156.1	(6%)	$569.0	$727.9	(22%)

Summary and Outlook

“The rate of business activity improved considerably in the fourth quarter, enabling us to end a challenging fiscal 2021 with a clear path forward to future growth. Recent order trends, business development activity levels and proprietary research indicate that our Workplace and Health markets have entered the recovery phase, and this positive outlook is supported by data included in the Architecture Billing Index and various business surveys. With a portfolio comprised primarily of ancillary products that foster collaboration, learning and teamwork, and over 80% of our revenues derived from secondary markets, which are growing and recovering at a faster pace than many other areas of the country, Kimball International is in a strong position to benefit from the improved business conditions, and we are anticipating considerable growth across key business metrics in fiscal 2022.

“Looking ahead, we expect revenues to increase progressively throughout fiscal 2022, reaching 15% to 20% growth for the full year compared to fiscal 2021 levels, with the highest year-on-year comparisons taking place in the second half of the year. Similarly, we believe gross margin expansion will be more pronounced in the second half, increasing sequentially throughout the year, benefiting from higher volumes and ongoing efficiency projects. At the same time, we expect to continue to invest to support future growth, opening three new Poppin showrooms in fiscal 2022, increasing our marketing and promotional spend, and building our sales force, which will result in higher S&A spend than in fiscal 2021.

“Specifically, for the first quarter of fiscal 2022 we expect mid-single digit revenue growth compared to the prior year’s first quarter, driven by high-single digit growth in our Workplace and Health end markets, which should more than offset continued softness in Hospitality. Included in this expectation is the impact of modest production constraints driven by supply chain disruptions that have extended lead times. Gross margin is expected to be in the range of 31% to 33%. S&A costs are expected to increase slightly over the fiscal 2021 fourth quarter level.

“Kimball International has entered fiscal 2022 with an expanded and innovative product portfolio that is particularly well-suited to today’s post-pandemic environment, and we are confident in our ability to gain share in our target markets as well as further build our e-commerce capabilities,” Ms. Juster concluded.

Non-GAAP Financial Measures

This press release contains non-GAAP financial measures. A non-GAAP financial measure is a numerical measure of a company’s financial performance that excludes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with Generally Accepted Accounting Principles (“GAAP”) in the United States in the statements of income, statements of comprehensive income, balance sheets, or statements of cash flows of the Company. The non-GAAP financial measures used within this release are (1) organic net sales, defined as net sales excluding acquisition-related net sales; (2) adjusted selling and administrative expense; (3) adjusted EBITDA; (4) adjusted operating income (loss); (5) adjusted net income; and (6) adjusted diluted earnings per share. Adjusted operating income (loss), adjusted net income, and adjusted diluted earnings per share each exclude restructuring expense, CEO transition costs, acquisition-related amortization and inventory valuation adjustments, costs of the acquisition, contingent earn-out adjustments related to the acquisition, and statutory income tax impacts for after-tax measures, from the GAAP income measure. Adjusted selling and administrative expense excludes market value adjustments related to the SERP liability, CEO transition costs, acquisition-related amortization, and costs of acquisition from the GAAP income measure. Additionally, adjusted operating income (loss) excludes market value adjustments related to the SERP liability. Adjusted EBITDA is defined as earnings before interest, income taxes, depreciation expense, amortization expense, restructuring expense, CEO transition costs, acquisition-related inventory valuation adjustments, costs of acquisition, and contingent earn-out adjustments related to the acquisition. A reconciliation of the reported GAAP numbers to the non-GAAP financial measures is included in the Reconciliation of Non-GAAP Financial Measures table below. Management believes that Adjusted EBITDA and other metrics excluding restructuring expense, CEO transition expenses, market value adjustments related to the SERP liability, and acquisition-related adjustments are useful measurements to assist investors in comparing our performance over various reporting periods on a consistent basis by removing from operating results the impact of items that do not reflect our core operating performance.

The orders received metric is a key performance indicator used to evaluate general sales trends and develop future operating plans. Orders received represent firm orders placed by our customers during the current quarter which are expected to be recognized as revenue during current or future quarters. The orders received metric is not intended to be presented as an alternative measure of revenue recognized in accordance with GAAP.

Forward-Looking Statements

This document may contain certain forward-looking statements about the Company, such as discussions of Company’s pricing trends, liquidity, new business results, expansion plans, anticipated expenses and planned schedules. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. These statements generally can be identified by the use of words or phrases, including, but not limited to, “intend,” “anticipate,” “believe,” “estimate,” “project,” “target,” “plan,” “expect,” “setting up,” “beginning to,” “will,” “should,” “would,” “resume” or similar statements. We caution that forward-looking statements are subject to known and unknown risks and uncertainties that may cause the Company’s actual future results and performance to differ materially from expected results including, but not limited to, the possibility that any of the anticipated benefits of the transaction between the Company and Poppin will not be realized or will not be realized within the expected time period; the risk that integration of the operations of Poppin with the Company will be materially delayed or will be more costly or difficult than expected; the effect of the announcement of the Poppin transaction, including on customer relationships and operating results; the risk that any projections or guidance by the Company, including revenues, margins, earnings, or any other financial results are not realized; adverse changes in global economic conditions; successful execution of Phase 2 of the Company restructuring plan; the impact on the Company of changes in tariffs; increased global competition; significant reduction in customer order patterns; loss of key suppliers; loss of or significant volume reductions from key contract customers; financial stability of key customers and suppliers; relationships with strategic customers and product distributors; availability or cost of raw materials, components and freight; changes in the regulatory environment; global health concerns (including the impact of the COVID-19 outbreak); or similar unforeseen events. Additional cautionary statements regarding other risk factors that could have an effect on the future performance of the Company are contained in the Company’s Form 10-K filing for the fiscal year ended June 30, 2020 and other filings with the Securities and Exchange Commission.

Conference Call / Webcast

Date:	August 4, 2021
Time:	5:00 PM Eastern Time
Dial-In #:	844-602-5643 (International Calls - 574-990-3014)
Pass Code:	Kimball
A webcast of the live conference call may be accessed by visiting Kimball International’s Investor Relations website at www.ir.kimballinternational.com.
For those unable to participate in the live webcast, the call will be archived at www.ir.kimballinternational.com within two hours of the conclusion of the live call.
About Kimball International, Inc.

Kimball International is a leading omnichannel commercial furnishings company with deep expertise in the Workplace, Health and Hospitality markets. We combine our bold entrepreneurial spirit, a history of craftsmanship and today’s design-driven thinking alongside a commitment to our culture of caring and lasting connections with our customers, shareholders, employees and communities.

For over 70 years, our brands have seized opportunities to customize solutions into personalized experiences, turning ordinary spaces into meaningful places. Our family of brands includes Kimball, National, Etc., Interwoven, Kimball Hospitality, D’style and Poppin.

Kimball International is based in Jasper, Indiana.

www.kimballinternational.com

Financial highlights for the fourth quarter ended June 30, 2021 are as follows:

Condensed Consolidated Statements of Income
(Unaudited)	Three Months Ended
(Amounts in Thousands, except per share data)	June 30, 2021		June 30, 2020
Net Sales	$146,191	100.0%	$156,069	100.0%
Cost of Sales	101,501	69.4%	101,513	65.0%
Gross Profit	44,690	30.6%	54,556	35.0%
Selling and Administrative Expenses	49,196	33.7%	41,646	26.8%
Contingent Earn-Out (Gain) Loss	(11,600)	(7.9%)	0	0.0%
Restructuring Expense	2,254	1.5%	1,925	1.2%
Operating Income	4,840	3.3%	10,985	7.0%
Other Income, net	670	0.5%	1,686	1.1%
Income Before Taxes on Income	5,510	3.8%	12,671	8.1%
Provision (Benefit) for Income Taxes	(1,887)	(1.3%)	3,491	2.2%
Net Income	$7,397	5.1%	$9,180	5.9%

Earnings Per Share of Common Stock:
Basic	$0.20		$0.25
Diluted	$0.20		$0.25

Average Number of Total Shares Outstanding:
Basic	36,809		36,861
Diluted	37,157		36,895

(Unaudited)	Fiscal Year Ended
(Amounts in Thousands, except per share data)	June 30, 2021		June 30, 2020
Net Sales	$569,008	100.0%	$727,859	100.0%
Cost of Sales	386,580	67.9%	477,098	65.5%
Gross Profit	182,428	32.1%	250,761	34.5%
Selling and Administrative Expenses	181,780	31.9%	187,885	25.8%
Contingent Earn-Out (Gain) Loss	(11,600)	(2.0%)	0	0.0%
Restructuring Expense	10,727	1.9%	8,489	1.2%
Operating Income	1,521	0.3%	54,387	7.5%
Other Income, net	3,089	0.5%	1,743	0.2%
Income Before Taxes on Income	4,610	0.8%	56,130	7.7%
Provision (Benefit) for Income Taxes	(2,806)	(0.5%)	15,076	2.1%
Net Income	$7,416	1.3%	$41,054	5.6%

Earnings Per Share of Common Stock:
Basic	$0.20		$1.11
Diluted	$0.20		$1.11

Average Number of Total Shares Outstanding:
Basic	36,901		36,883
Diluted	37,372		37,037

	(Unaudited)
Condensed Consolidated Balance Sheets	June 30, 2021	June 30, 2020
(Amounts in Thousands)
ASSETS
Cash and cash equivalents	$24,336	$91,798
Short-term investments	0	5,294
Receivables, net	58,708	68,365
Inventories	54,291	49,857
Prepaid expenses and other current assets	22,012	16,869
Assets held for sale	0	215
Property and Equipment, net	90,623	92,041
Right of use operating lease assets	14,654	16,461
Goodwill	81,962	11,160
Other Intangible Assets, net	64,478	13,949
Deferred Tax Assets	16,368	7,485
Other Assets	17,163	12,773
Total Assets	$444,595	$386,267

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current maturities of long-term debt	30	27
Accounts payable	41,537	40,229
Customer deposits	24,438	19,649
Current portion of operating lease liability	6,590	4,886
Dividends payable	3,532	3,454
Accrued expenses	39,115	41,076
Long-term debt, less current maturities	40,079	109
Long-term operating lease liability	12,536	16,610
Contingent earn-out liability	20,190	0
Other	16,878	15,431
Shareholders’ Equity	239,670	244,796
Total Liabilities and Shareholders’ Equity	$444,595	$386,267

Condensed Consolidated Statements of Cash Flows	Fiscal Year Ended
(Unaudited)	June 30,
(Amounts in Thousands)	2021	2020
Net Cash Flow provided by Operating Activities	$27,294	$29,798
Net Cash Flow (used for) provided by Investing Activities	(115,984)	6,141
Net Cash Flow provided by (used for) Financing Activities	21,973	(17,332)
Net (Decrease) Increase in Cash, Cash Equivalents, and Restricted Cash	(66,717)	18,607
Cash, Cash Equivalents, and Restricted Cash at Beginning of Period	92,444	73,837
Cash, Cash Equivalents, and Restricted Cash at End of Period	$25,727	$92,444

Orders Received by End Market
	Three Months Ended			Fiscal Year Ended
(Unaudited)	June 30,			June 30,
(Amounts in Millions)	2021	2020	% Change	2021	2020	% Change
Workplace *	$112.2	$88.4	27%	$367.5	$442.5	(17%)
Health	29.8	18.2	64%	105.7	109.9	(4%)
Hospitality	16.4	15.3	7%	87.1	167.3	(48%)
Total Orders	$158.4	$121.9	30%	$560.3	$719.7	(22%)

* Workplace end market includes education, government, commercial, and financial vertical markets and eBusiness

Reconciliation of Non-GAAP Financial Measures
(Unaudited)
(Amounts in Thousands, except per share data)

Organic Net Sales
	Three Months Ended	Fiscal Year Ended
	June 30,	June 30,
	2021	2021
Net Sales, as reported	$146,191	$569,008
Less: Poppin acquisition net sales	12,524	24,070
Organic Net Sales	$133,667	$544,938

Adjusted Selling and Administrative Expense
	Three Months Ended		Fiscal Year Ended
	June 30,		June 30,
	2021	2020	2021	2020
Selling and Administrative Expense, as reported	$49,196	$41,646	$181,780	$187,885
Less: Pre-tax Expense Adjustment to SERP Liability	(757)	(1,610)	(3,324)	(600)
Less: Pre-tax CEO Transition Costs	(141)	(173)	(564)	(698)
Less: Pre-tax Acquisition-related Amortization	(1,671)	0	(3,737)	0
Less: Pre-tax Costs of Acquisition	(144)	0	(3,579)	0
Adjusted Selling and Administrative Expense	$46,483	$39,863	$170,576	$186,587
Adjusted Selling and Administrative Expense %	31.8%	25.5%	30.0%	25.6%

Adjusted Operating Income (Loss)
	Three Months Ended		Fiscal Year Ended
	June 30,		June 30,
	2021	2020	2021	2020
Operating Income, as reported	$4,840	$10,985	$1,521	$54,387
Add: Pre-tax Restructuring Expense	2,254	1,925	10,727	8,489
Add: Pre-tax Expense Adjustment to SERP Liability	757	1,610	3,324	600
Add: Pre-tax CEO Transition Costs	141	173	564	698
Add: Pre-tax Acquisition-related Amortization	1,671	0	3,737	0
Add: Pre-tax Acquisition-related Inventory Valuation Adjustment	247	0	536	0
Add: Pre-tax Costs of Acquisition	144	0	3,579	0
Subtract: Contingent Earn-Out (Gain) Loss	(11,600)	0	(11,600)	0
Adjusted Operating Income (Loss)	$(1,546)	$14,693	$12,388	$64,174
Adjusted Operating Income (Loss) %	(1.1%)	9.4%	2.2%	8.8%

Adjusted Net Income
	Three Months Ended		Fiscal Year Ended
	June 30,		June 30,
	2021	2020	2021	2020
Net Income, as reported	$7,397	$9,180	$7,416	$41,054

Pre-tax Restructuring Expense	2,254	1,925	10,727	8,489
Tax on Restructuring Expense	(580)	(495)	(2,761)	(2,185)
Add: After-tax Restructuring Expense	1,674	1,430	7,966	6,304
Pre-tax CEO Transition Costs	141	173	564	698
Tax on CEO Transition Costs	(36)	(45)	(144)	(180)
Add: After-tax CEO Transition Costs	105	128	420	518
Pre-tax Acquisition-related Amortization	1,671	0	3,737	0
Tax on Acquisition-related Amortization	(430)	0	(962)	0
Add: After-tax Acquisition-related Amortization	1,241	0	2,775	0
Pre-tax Acquisition-related Inventory Valuation Adjustment	247	0	536	0
Tax on Acquisition-related Inventory Valuation Adjustment	(64)	0	(139)	0
Add: After-tax Acquisition-related Inventory Adjustment	183	0	397	0
Pre-tax Costs of Acquisition	144	0	3,579	0
Tax on Costs of Acquisition	(37)	0	(921)	0
Add: After-tax Costs of Acquisition	107	0	2,658	0
Pre-tax Contingent Earn-Out (Gain) Loss	(11,600)	0	(11,600)	0
Tax on Contingent Earn-Out (Gain) Loss	2,986	0	2,986	0
Subtract: After-tax Contingent Earn-Out (Gain) Loss	(8,614)	0	(8,614)	0
Adjusted Net Income	$2,093	$10,738	$13,018	$47,876

Adjusted Diluted Earnings Per Share
	Three Months Ended		Fiscal Year Ended
	June 30,		June 30,
	2021	2020	2021	2020
Diluted Earnings Per Share, as reported	$0.20	$0.25	$0.20	$1.11
Add: After-tax Restructuring Expense	0.05	0.04	0.22	0.17
Add: After-tax CEO Transition Costs	0.00	0.00	0.01	0.01
Add: After-tax Acquisition-related Amortization	0.03	0.00	0.07	0.00
Add: After-tax Acquisition-related Inventory Valuation Adjustment	0.01	0.00	0.01	0.00
Add: After-tax Costs of Acquisition	0.00	0.00	0.07	0.00
Subtract: After-tax Contingent Earn-Out (Gain) Loss	(0.23)	0.00	(0.23)	0.00
Adjusted Diluted Earnings Per Share	$0.06	$0.29	$0.35	$1.29

Adjusted EBITDA

	Three Months Ended		Fiscal Year Ended
	June 30,		June 30,
	2021	2020	2021	2020
Net Income	$7,397	$9,180	$7,416	$41,054
Provision (Benefit) for Income Taxes	(1,887)	3,491	(2,806)	15,076
Income Before Taxes on Income	5,510	12,671	4,610	56,130
Interest Expense	190	14	453	79
Interest Income	(88)	(159)	(336)	(1,641)
Depreciation	3,675	3,770	14,511	15,107
Amortization	2,471	695	6,683	2,402
Pre-tax Restructuring Expense	2,254	1,925	10,727	8,489
Pre-tax CEO Transition Costs	141	173	564	698
Pre-tax Acquisition-related Inventory Valuation Adjustment	247	0	536	0
Pre-tax Costs of Acquisition	144	0	3,579	0
Pre-tax Contingent Earn-Out (Gain) Loss	(11,600)	0	(11,600)	0
Adjusted EBITDA	$2,944	$19,089	$29,727	$81,264
Adjusted EBITDA %	2.0%	12.2%	5.2%	11.2%

Supplementary Information
Components of Other Income, net	Three Months Ended		Fiscal Year Ended
(Unaudited)	June 30,		June 30,
(Amounts in Thousands)	2021	2020	2021	2020
Interest Income	$88	$159	$336	$1,641
Interest Expense	(190)	(14)	(453)	(79)
Gain on Supplemental Employee Retirement Plan Investments	757	1,610	3,324	600
Other Non-Operating Income (Expense)	15	(69)	(118)	(419)
Other Income, net	$670	$1,686	$3,089	$1,743